Exhibit 10.68

CONSTANT CONTACT, INC.

Restricted Stock Unit Agreement (for Executives)

Under 2011 Stock Incentive Plan

(Performance-Based Vesting (Revenue CAGR); Double Trigger)

AGREEMENT (this “Agreement”) made between Constant Contact, Inc., a Delaware corporation (the “Company”), and [Name] (“you”).

For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:

1.	Grant of RSUs.

On December 3, 2013 (the “Date of Grant”) and subject to the terms and conditions set forth in this Agreement and in the Constant Contact, Inc. 2011 Stock Incentive Plan (the “Plan”), the Company granted you Restricted Stock Units (“RSUs”) providing you with the right to receive up to 125% of the number of shares of common stock (“Common Stock”), $0.01 par value per share, of the Company (the “Shares”), identified as “Target Shares” on Exhibit A hereto.

2.	Vesting and Forfeiture.

(a) Subject to Section 2(b) and Section 2(c) below, the RSUs will vest in accordance with the vesting provisions set forth on Exhibit A hereto.

(b) If, following a Change of Control (as defined in Section 2(d)(i) below), your employment with the Company is terminated (i) by the Company, or its successor, without Cause (as defined in Section 2(d)(ii) below) or (ii) by you for Good Reason (as defined in Section 2(d)(iii) below), in either case prior to the one year anniversary of the date on which the closing of such Change of Control occurs, then outstanding and unvested RSUs shall automatically vest if and to the extent necessary for you to be vested with respect to no less than 100% of the Target Shares (as set forth on Exhibit A) and the effective date of the termination of your employment shall be the Vesting Date with respect to 100% of the Target Shares (in place of the Vesting Date on Exhibit A hereto) for purposes of this Agreement, and all other then unvested and outstanding RSUs automatically will then be forfeited without payment or the issuance of any Shares and cease to be outstanding. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Vesting Date occurs because of your termination of employment and if the Company determines that you are a “specified employee” as defined under Section 409A, then the distribution of newly vested Shares shall be delayed until the earlier of (i) the date that is six months plus one day after the date of termination and (ii) the 10th day after your date of death.

(c) Absent any contrary provision in the Plan or any other applicable plan or agreement, and, for the avoidance of doubt, subject to Section 2(b) above, if you cease to be employed by the Company for any reason or no reason, you will then automatically forfeit all rights to any of your then unvested and outstanding RSUs without payment or the issuance of any Shares and cease to be outstanding.

(d) For the purposes of this Agreement:

(i) “Change of Control” shall mean (i) the consolidation or merger of the Company with or into any other corporation or other entity (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), (ii) the sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, or (iii) the sale or transfer, in a single transaction or series of related transactions, of outstanding capital stock representing at least a majority of the voting power of the outstanding capital stock of the Company immediately following such transaction; provided that if any portion of the RSUs is then subject to Section 409A, any resulting distribution of the covered shares will be delayed to comply with Section 409A unless the Change of Control is also a change in ownership or effective control of the Company (within the meaning of Treasury Regulation Section 1.409A-3(g)(5) or any successor regulation.

(ii) If you are party to an employment, severance or other agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by you or your willful failure to perform your responsibilities to the Company (including, without limitation, breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between you and the Company), as determined by the Company, which determination shall be conclusive. You shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after your resignation, that discharge for Cause was warranted.

(iii) For purposes of this Agreement, “Good Reason” shall have the meaning set forth in any employment, severance, or other agreement between you and the Company, and if no such other definition exists, then “Good Reason” shall mean the occurrence, without your written consent, of any of the following events or circumstances:

(1) a material diminution in your authority, duties or responsibilities;

(2) a material diminution in your base salary except to the extent that such reduction affects all executive officers (or employees, as applicable) of the Company to a comparable extent;

(3) a material change by the Company in the geographic location at which you perform your principal duties for the Company; or

(4) any action or inaction by the Company that constitutes a material breach of this Agreement.

Notwithstanding the occurrence of any event or circumstance described in the foregoing clauses (1) through (4) above or anything else to the contrary in this Agreement, no such event or circumstance shall be deemed to constitute Good Reason (and no termination of employment by you in connection therewith shall constitute a termination for Good Reason) unless (x) no later than 90 days after the first occurrence of such event or circumstance, you shall have delivered to the Company a notice of termination that specifies that you are terminating employment with the Company for Good Reason and describes in reasonable detail the event or circumstance alleged to constitute Good Reason and (y) the Company fails to fully correct such event or circumstance within the 30-day period following the date of delivery of such notice. If the Company does not fully correct such event or circumstance during the 30-day cure period contemplated by the foregoing clause (y), the notice of termination for Good Reason given by you shall become effective, and your employment will end, on the later of such 30th day or the date of termination specified in such notice, but not more than 120 days after the date of delivery of such notice of termination.

3.	Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), after the Vesting Date, the Company will issue to you (or your estate, or an account at a brokerage firm designated by the Company), within three (3) business days following the Vesting Date, one Share for each RSU that vested on the Vesting Date. Until the applicable Vesting Date, you will have no rights to any Shares, and until the Company delivers the Shares to you, you will not have any rights associated with such Shares, including without limitation voting rights, dividends or dividend equivalents.

4.	Transferability.

The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following the Vesting Date that covers them.

5.	Withholding Taxes.

(a) You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements, as determined by the Company (“Withholding Taxes”).

(c) You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.

(d) Without limiting the generality of the foregoing Section 5(c), except as provided in the next sentence, the Company shall withhold a number of Shares issuable in payment of any vested RSUs having a Fair Market Value, as of the Vesting Date of such RSUs, equal to the Withholding Taxes with respect to such RSUs. If the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Taxes in such method, the Company may satisfy such Withholding Taxes by any one or combination of the following methods: (i) by requiring you to pay such Withholding Taxes in cash or by check; (ii) by deducting such Withholding Taxes out of any other compensation otherwise payable to you by the Company; and/or (iii) by allowing you to surrender shares of Common Stock which (x) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by you for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to such Withholding Taxes. The Company is hereby authorized to take such actions as are necessary to effect the withholding of any and all such Withholding Taxes in accordance with this Section 5(d). For purposes of this Section 5(d), the “Fair Market Value” of a Share as of any date shall be equal to the last reported sale price of the Common Stock on the NASDAQ Stock Market (or any other stock exchange or over-the-counter market on which the Company’s Common Stock is then traded) on such date (or the next succeeding trading day if trading did not occur on such date).

6.	Securities Laws.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.

7.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not otherwise defined in the Agreement shall have the same meaning as in the Plan.

8.	Miscellaneous.

(a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(b) Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f) Notice. Except as provided in Section 8(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Human Resources Officer / General Counsel) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g) Entire Agreement. This Agreement (including Exhibit A hereto) and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means or allow you to provide notices by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j) Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; and (iv) are fully aware of the legal and binding effect of this Agreement.

(k) Clawback Policy. You acknowledge and agree that this Agreement and the incentive compensation contemplated hereby is subject to the terms of the Company’s clawback policy, a copy of which the Company has previously provided to you and the terms of which are incorporated herein by reference.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Company has caused this grant to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

CONSTANT CONTACT, INC.

By:
Name: Gail F. Goodman
Title: President

Dated: December 3, 2013

PARTICIPANT’S ACCEPTANCE

By signing below (or by accepting the foregoing grant through such other means as may be established by the Company or its third-party administrator from time to time), I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Plan.

PARTICIPANT

Name:

Dated:

Exhibit A to Restricted Stock Unit Agreement

1. Number of Shares.	[—] shares of Common Stock (“Target Shares”).

2. Measurement Period.	December 31, 2013 through December 31, 2016 (the “Measurement Period”).

3. Performance Goal.	The performance goal (the “Performance Goal”) shall mean the achievement by the Company of consolidated revenue for the year ending December 31, 2016 (as reported in the Company’s consolidated statement of operations for the year ending December 31, 2016 included in the Company’s Annual Report on Form 10-K (or any successor form) for the year then ending, as filed with the Securities and Exchange Commission (the “2016 Form 10-K”)) representing a compound annual growth rate (“Revenue CAGR”) of at least 5% over the Company’s consolidated revenue for the year ending December 31, 2013 (as reported in the Company’s consolidated statement of operations for the year ending December 31, 2013 included in the Company’s Annual Report on Form 10-K (or any successor form) for the year then ending, as filed with the Securities and Exchange Commission).

4. Vesting Provisions.

If the Performance Goal is achieved and the Revenue CAGR achieved by the Company is:

(a) equal to or greater than 5% and less than 7.5%, the RSUs shall vest, as of the Vesting Date, with respect to 50% of the Target Shares and all other then outstanding RSUs shall automatically be forfeited without payment or the issuance of any Shares and cease to be outstanding as of the last day of the Measurement Period; or

(b) equal to or greater than 7.5% and less than 10%, the RSUs shall vest, as of the Vesting Date, with respect to 75% of the Target Shares (rounded down to the nearest whole share) and all other then outstanding RSUs shall automatically be forfeited without payment or the issuance of any Shares and cease to be outstanding as of the last day of the Measurement Period; or

(c) equal to or greater than 10% and less than 15%, the RSUs shall vest, as of the Vesting Date, with respect to 100% of the Target Shares and all other then outstanding RSUs shall automatically be forfeited without payment or the issuance of any Shares and cease to be outstanding as of the last day of the Measurement Period; or

(d) equal to or greater than 15%, the RSUs shall vest, as of the Vesting Date, with respect to 125% of the Target Shares.

If the Performance Goal is not achieved, all RSUs shall automatically be forfeited without payment or the issuance of any Shares and cease to be outstanding as of such date.

For purposes of the Agreement, “Vesting Date” means (if the Performance Goal is achieved) the date on which the Company files the 2016 Form 10-K.

Notwithstanding anything to the contrary in the foregoing vesting provisions, if the Company does not achieve the Performance Goal on or before the last day of the Measurement Period, or you cease to be employed at any time before the Vesting Date, all then unvested and outstanding RSUs (after taking into account, if applicable, Section 2(b) of the Agreement) automatically will then be forfeited without payment or the issuance of any Shares and cease to be outstanding.

5. Change of Control.

If, while you are employed by the Company, a Change of Control occurs before the Performance Goal is satisfied but after the first anniversary of the Date of Grant, all unvested RSUs that are outstanding under the Agreement as of immediately prior to the Change of Control shall vest in full upon the consummation of the Change of Control if the RSUs are not being continued, assumed, or replaced after the Change of Control. If the RSUs are being continued, assumed, or replaced by the acquiring or succeeding corporation, the unvested RSUs will vest on the last day of the Measurement Period, provided you remain employed (except as Section 2(b) otherwise provides) until such date. The Committee can override the provisions of this paragraph by either accelerating vesting or causing forfeitures.

The date as of which vesting occurs in this provision shall be the Vesting Date for purposes of the Agreement.